Exhibit 10.15

DATED 24 July 2014

(1)	ARGO INTERNATIONAL HOLDINGS, LTD
and
(2)	JOSE RIBEIRO

EMPLOYMENT CONTRACT

EMPLOYMENT CONTRACT

DATE:	24 July 2014

PARTIES:

(1)	ARGO INTERNATIONAL HOLDINGS, LTD, whose registered office is at Exchequer Court, 33 St. Mary Axe, London EC3A 8AA, United Kingdom (“the Company”); and
(2)	JOSE RIBEIRO (“the Executive”).

OPERATIVE PROVISIONS

1.	Interpretation
1.1	In this Agreement the following words and expressions shall have the following meanings:

“Group Company” means any company, which is the parent undertaking or a subsidiary undertaking of the Company or other subsidiary undertaking of the Company’s parent undertaking from time to time where the expressions “subsidiary undertaking” and “parent undertaking” have the meanings given to them by section 1162 Companies Act 2006;

“Termination Date” means the date of the termination of the employment of the Executive hereunder, howsoever caused.

1.2	In this Agreement (unless the context otherwise requires):
(a)

any reference to any statute or statutory provision shall be construed as including a reference to any modification, re-enactment or extension of such statute or statutory provision for the time being in force or to any subordinate legislation made under the same;

(b)	any reference to a Clause is to a Clause of this Agreement;
(c)

the expression “directly or indirectly” means (without prejudice to the generality of the expression) either alone or jointly with or on behalf of any other person, firm or body corporate and whether on his own account or in partnership with another or others or as the holder of any interest in or as officer, employee or agent of or consultant to any other person, firm or body corporate.

1.3	The index and headings contained in this Agreement are for convenience only and do not form part of and shall not affect the construction of this Agreement or any part of it.
2.	Appointment
2.1	The Company hereby appoints the Executive and the Executive agrees to serve the Company as Managing Director - Head of International.
2.2.1

The Executive warrants that by virtue of entering into this Agreement he will not be in breach of any express or implied terms of any contract with or of any other obligation to any third party binding upon him.

2.3

The Executive’s principal place of work will be Exchequer Court, 33 St. Mary Axe, London EC3A 8AA, United Kingdom.  However, in order to fulfil his duties to develop, organise, manage and promote the international business and affairs of the Company or any Group Company, he shall also be required to work at such other location (which may be anywhere in the world) as may be required by the Company from time to time (whether on a permanent or temporary basis) and he shall undertake any travel (anywhere in the world) as may be necessary for the proper performance of his duties.  In addition to his position as an officer of the Company, the Executive may be required to perform duties as an officer or director of any Group Company and perform work for any Group Company and to resign from such positions (if requested to do so) on termination of his employment.  The Executive hereby appoints each member of the Board of Directors of the Company or any Group Company (the “Board”) as the Executive’s attorney for the purpose of doing anything necessary to effect such resignation (including signing documents on the Executive’s behalf).

2.4

The Company will be entitled from time to time without any further consent from the Executive to second the Executive to the employment of any other Group Company without prejudice to the rights of the Executive under this Agreement or to the provisions of this Agreement or to transfer this Agreement to any other Group Company at any time and without prior notice to the Executive so that this Agreement shall have effect after the transfer as if originally made between the Executive and such Group Company.

3.	Term and notice
3.1

Subject to the provisions of Clause 15, the employment of the Executive shall commence on 1 September 2014 (the “Commencement Date”), following which the employment shall continue unless and until terminated by either party giving the other not less than 12 months notice.

3.2

The Company reserves the option in its absolute discretion to terminate the Executives’ employment by paying him in lieu of notice.  The payment shall be based solely on the Executive’s basic salary under clause 5.1, without taking into account any bonus, profit commission, holiday pay, pension contributions or benefits in kind, and shall be subject to deductions for income tax and national insurance contributions as appropriate.  The Executive will not, under any circumstances, have any right to a payment in lieu of notice unless the Company has made an election by written notice to make such a payment to the Executive.

4.	Duties
4.1	The Executive shall during the continuance of his employment:
(a)	exercise such powers and perform such duties in relation to the business of the Company or of any Group Company as may from time to time be vested in or assigned to him;
(b)

well and faithfully serve the Company and any relevant Group Companies to the best of his ability and carry out his duties in a proper and efficient manner and use his best endeavours to promote and maintain their interests and reputation;

(c)

unless prevented by sickness, injury or other incapacity or as otherwise agreed by the Company devote the whole of his time, attention and abilities on a full time basis, for such hours as may be necessary for the proper performance of his duties to the business affairs of the Company and any relevant Group Company for which he is required to perform duties.

4.2	In performance of his duties the Executive shall:
(a)

comply with the Company’s normal hours of work and will also work any additional hours which are reasonably necessary to perform his duties.  The Executive will not receive any further remuneration for any hours worked in addition to the normal working hours.

(b)

perform his duties at Exchequer Court, 33 St. Mary Axe, London EC3A 8AA, United Kingdom or at such other locations (including but without limitation, the United States, Brazil, Switzerland or Bermuda) as the Company shall reasonably require, whether on a permanent or temporary basis;

(c)	travel to such places in such manner and on such occasions as the Company may from time to time reasonably require; and
(d)	if so required by the Company, perform his duties hereunder jointly with such other person or persons as the Company may from time to time reasonably require.
4.3

For the avoidance of doubt, subject always to the Executive retaining the same or a similar level of responsibility, authority, remuneration and status, the Company may, in its absolute discretion, reasonably vary from time to time the functions and job title of the Executive.

4.4

The Executive shall promptly disclose to the Board any misconduct or breach of duty on his part and any information that comes into his possession which adversely affects or may adversely affect the Company or any Group Company or the business of the Company or Group Company including, but not limited to:

(a)

the plans of any other senior employee to leave the Company or any Group Company (whether alone or in concert with any other employee), including but not limited to the plans of such an employee to join a competitor or to establish a business in competition with the Company or any Group Company; and

(b)	the misuse by any employee of any confidential information belonging to the Company or any Group Company.
4.5

The Executive acknowledges that: (a) in Bermuda, the Company and certain Group Companies are authorised and regulated by the Bermuda Monetary Authority (“BMA”); (b) in the United Kingdom, certain Group Companies are authorised and regulated by the Financial conduct Authority (the “FCA”) and a member of Lloyd’s of London specialist insurance market (“Lloyds); (c) in Switzerland, certain Group Companies are regulated by the Swiss Financial Market Supervisory Authority; (d) in Brazil, certain Group Companies are regulated by SUSEP and (e) in other jurisdictions in which certain Group Companies operate, they are authorised and regulated by similar or equivalent regulatory bodies (collectively referred to as the “Regulatory Bodies”).  Accordingly, the Executive acknowledges that some or all of his duties will involve the Company and/or a Group Company and/or the Executive carrying on activities regulated by the Regulatory Bodies. The Executive undertakes to comply at all times with all relevant provisions of the any handbooks, relevant statutes, rules or guidance issued by or in relation to the Regulatory Bodies from time to time in place.  The Executive agrees that the Company or any Group Company may take or require the Executive to take all steps necessary to comply with any instruction, direction or request properly made or imposed by or on behalf of the Regulatory Bodies, and that he shall co-operate fully where so required.  In addition, the parties shall use their best reasonable efforts to obtain or renew a valid work permit from the Bermuda Immigration Department.  The Company shall be responsible for the payment of work permit fees and any other fees or expenses incurred in obtaining or renewing any such work permit.

5.	Salary
5.1

The Company shall pay to the Executive by way of remuneration for his services under this Agreement a basic salary of £365,000 (three hundred and sixty five thousand pounds sterling), which shall accrue from day to day and be payable in arrears by equal monthly instalments on or around the 24th of each month by credit transfer to your nominated bank or building society account.  Where the Executive is only employed during part of a month the salary will be pro-rated.

5.2	Such salary shall be reviewed by the Company in March in each calendar year, but without any commitment to increase, with any change effective from 1st April following the review.
5.3

The Company shall be entitled to deduct from any sums payable to the Executive (including salary) all sums from time to time owed to the Company or to any Group Company by the Executive howsoever arising and the Executive expressly agrees to such deductions.

6.	Expenses
6.1

The Company shall reimburse the Executive all reasonable travelling, hotel, entertainment and other out of pocket expenses properly incurred by him in or about the performance of his duties under this Agreement subject to his compliance with the Company’s then current guidelines, if any, relating to expenses and to the production of receipts, vouchers or other supporting documents.

6.2

Subject to the production of appropriate evidence of payment (if requested), the Company shall promptly reimburse you up to a maximum of £25,000 (twenty five thousand pounds sterling) in respect of the cost of relocating from Brazil to the United Kingdom.

7.	Bonus scheme & Profit Commission
7.1

Subject to Clause 7.3 below, at the absolute discretion of the Company the Executive may during the continuance of his employment, in addition to the basic salary payable to him pursuant to Clause 5.1, be eligible to receive an annual profit sharing award (the “PS Award”) and an annual long-term incentive award (the “LTI Award”), (together, the “Awards”) subject to the rules of the Award plans of the Company’s ultimate parent in place from time to time.  The amount of the Awards (if any) shall be determined at the sole discretion of the Company taking into account the performance of the Company and each Group Company and the Executive’s satisfaction of any individual performance goals set by the Company from time to time.  The Executive’s target in respect of the PS Award shall be 100% of his basic salary and in respect of the LTI Award 100% of his basic salary as set out in Clause 5.1.  The Awards (if any) shall not form part of the Executive’s contractual remuneration under this Agreement.  If the Company makes a payment in relation to either or both of the Awards to the Executive in respect of a particular financial year of the Company it shall not be obliged to make subsequent payments to him in respect of subsequent financial years of the Company.

7.2

The Executive’s PS Award for the 2014 financial year shall be prorated from the Commencement Date.  The Executive’s participation in the Company’s LTI Award plan shall begin in 2015.  In lieu of a 2014 LTI Award, the Company shall grant to the Executive on the Commencement Date an award of restricted stock with a market value of £150,000 (the “Sign-On Award”).  The Sign-On Award shall vest on the third anniversary of the Commencement Date.  In addition, the Company shall pay to the Executive a cash sign on bonus of £100,000 to be paid with the first payroll period after the Commencement Date which shall be paid back to the Company on a net after tax basis in the event Executive gives notice to terminate his employment with the Company during Executive’s first year of employment.

7.3	The Company may alter the terms of the Awards and/or the targets or withdraw them altogether at any time without prior notice.
7.4	The Executive will have no right to any Awards or time-apportioned Awards if:
(a)	he has not been employed throughout the whole of the relevant financial year of the Company; or
(b)	his employment terminates for any reason or he is under notice of termination (whether given by the Executive or the Company) at or prior to the date when the Awards might otherwise have been payable

Any Awards payable in accordance with this clause 7 shall not be pensionable.

8.	Share schemes
8.1

At the absolute discretion of the Company, the Executive may be allowed to participate in such share schemes as the Company may operate for employees of comparable status, subject to the rules of such schemes from time to time and upon such terms as the Company may from time to time determine. In any such share scheme, no shares, securities, option or rights to acquire the same shall vest or accrue after notice of termination has been given by either party including where the Executive is on garden leave.
8.2

The Executive shall have no claim against the Company or any Group Company in connection with the termination of his employment in relation to the provision of any written agreement which has the effect of requiring the Executive to sell or give up shares, securities, option or rights to acquire the same and/or which causes any such option or rights to lapse or reduce in value.

9.	Pensions, health and medical insurance
9.1	The Executive shall during his employment, subject to the insurer in each case accepting the Executive for cover under the relevant policy and at normal rates, be entitled to participate in any:
(a)	permanent health insurance scheme;
(b)	arrangements for private medical treatment or medical health insurance;
(c)	life insurance scheme; and
(d)	critical illness insurance scheme;

operated from time to time by or for the Company for the benefit of employees of the Company or any Group Company of equivalent status to the Executive, subject to any applicable rules and conditions and subject to the Company’s right to substitute other schemes for such schemes or amend the scale, and level of benefits provided under such schemes provided that any such change or substitution provides a comparable level of coverage.  The Executive understands and accepts that it is the decision of the insurer whether benefits are to be paid under any of the schemes or policies referred to in this clause and the Company shall have no liability or responsibility for any decision that is made by the insurer.  For the avoidance of doubt, the Company shall not be liable to make any payments unless it has received appropriate payments from the insurer.

9.2

During his employment hereunder the Company shall each month pay to the Executive as a pension, an annual rate equivalent of fifteen (15) per cent of the Executive’s salary for the time being payable under clause 5.1.

9.3	No contracting out certificate is in force in relation to this employment.
10.	Illness
10.1

The Executive shall in the event of illness or other incapacity beyond his control as a result of which he is unable to perform his duties remain entitled to receive his salary in full for any continuous period of six months or an aggregate period of six months’ absence in any consecutive twelve month period subject to:

(a)

compliance with the Company’s procedures relating to sickness notification, statutory sick pay and self‑certification to cover absence from work due to sickness or other incapacity and to the provision of medical certificates and/or (at the Company’s discretion) undergoing a medical examination by a doctor appointed by the Company.  The Executive shall co-operate in ensuring the prompt delivery of such report to the Company subject to disclosure to the Executive or his General Practitioner and authorise his own medical practitioner to supply all such information as may be required by that doctor and, if so requested by the Company, authorise his medical practitioner to disclose to the Company his opinion of the Executive’s state of health;

(b)	a deduction (at the Company’s discretion) from his salary of an amount or amounts equal to any statutory sick pay or social security benefits to which the Executive is entitled;

(c)

a deduction (at the Company’s discretion) from his/ salary of an amount or amounts equal to any payment made to the Executive under any health insurance arrangements effected from time to time by the Company and/or any Group Company on his behalf.

10.2

If the Executive is away from work due to illness or injury for a consecutive period of 40 working days, the Company may appoint another person or persons to perform the Executive’s duties until he returns to work.

10.3

The Executive hereby covenants with the Company on behalf of himself and his personal representatives at all times fully and effectively to comply with the terms of any insurance policy taken out by the Company or any Group Company on his life or in respect of his position as a director and/or officer of the Company and further undertakes to co-operate fully and assist the Company or the relevant Group Company in relation to any claim(s) made or to be made in connection with such insurance policy (including without limitation submitting to a medical examination) notwithstanding that this Agreement has been terminated or has come to an end.

10.4

If the Executive is unable to perform his duties under this Agreement as a result of ill health, accident or injury caused by a third party in respect of which damages may be recoverable, the Executive shall immediately inform the Company of this fact and all relevant particulars. The Executive shall (if requested to do so by the Company) pursue a claim against the third party for damages and shall notify the Company of any settlement, award or judgment. He shall, upon request from the Company, pay the Company that part of any damages or compensation recovered by him which relates to loss of earnings for the period during which he was unable to perform his duties under this Agreement less any cost borne by him in connection with the recovery of the damages and compensation provided that the payment to the Company will not exceed the total remuneration paid to him by the Company in respect of the period during which he was unable to perform his duties.

10.5

If the incapacity referred to in clause 10.2 continues for more than six months or for more than 120 working days (whether consecutive or in aggregate) in any continuous period of twelve months, then provided that such action does not prejudice the effect of any Group permanent health insurance scheme, the Company may either terminate this Agreement forthwith by written notice.

11.	Holidays
11.1

The Executive shall be entitled to 25 working days’ holiday (in addition to the normal bank and other public holidays and accruing on a weekly basis) in each calendar year commencing on 1 January in each year (of which not more than 15 working days may be taken consecutively) to be taken at such times as the Company shall consider most convenient having regard to the requirements of the Company’s business.

11.2

Save with the prior written consent of the Company, untaken holiday entitlement for any one calendar year may not be carried forward to any subsequent year.  No payment shall be made for any unused holiday entitlement.

11.3

The Company reserves the right, at its absolute discretion, to require the Executive to take any outstanding holiday during any notice period or to make payment in lieu thereof on termination as set out in clause 11.4 below.

11.4

On termination of the Executive’s employment (howsoever occasioned), if the Executive has taken more or less than his annual holiday entitlement an appropriate adjustment shall be made to any payment of salary or benefits from the Company to the Executive at the rate of 1/260th of the Executive’s gross basic salary as set out in clause 5.1 subject to deductions of tax and national insurance per holiday day.

12.	Other business interests
12.1

The Executive shall not during the continuance of his employment (whether during or outside working hours) without the prior consent in writing of the Company, be directly or indirectly engaged, concerned or interested in any business, profession or occupation other than the Company provided that nothing in this Clause 12 shall prohibit the Executive from being interested as a director or the holder of not more than ten per cent of any class of stock, shares or debentures or other securities in any company or as the Company from time to time agrees in writing such agreement not to be unreasonably withheld or withdrawn so long as such interests of the Executive or any of them shall not prejudice the business interests of the Company or of any Group Company and for so long as the Executive shall during his employment comply with the provisions of this Clause 12.

12.2

The Executive shall not during the continuance of his employment (except with the prior written consent of the Company) introduce to any other person firm or company business of any kind which could appropriately be dealt with by the Company or any Group Company and/or have any financial interest in or derive any financial benefit from the contracts made by the Company or any other Group Company with any third party.

13.	Confidential and business information
13.1

In addition to and without prejudice to the Executive’s common law obligations to keep information secret, the Executive shall not (except for the purpose of performing his duties hereunder or unless ordered to do so by a court) during his employment or after its termination directly or indirectly use, disclose or communicate Confidential Information and he shall use his best endeavours to prevent the improper use, disclosure or communication of Confidential Information, which for these purposes means:

(a)

any information of a confidential nature (whether private or secret information including information relating to corporate strategy, business development plans, intellectual property, business contacts, names and addresses of actual and potential customers and their requirements, terms of business with such customers and potential customers, annual budgets, management accounts and other financial information) of the Company or any Group Company or of any client or prospective client of the Company or of any Group Company or of any person or entity which shall have disclosed information to any member of the Company or any Group Company; and/or

(b)	any confidential report or research undertaken by or for the Company or any Group Company before or during the course of his employment; and/or
(c)	information so designated by the Company or any Group Company or which to the Executive’s knowledge has been supplied to the Company or any Group Company subject to any obligation of confidentiality.
13.2

The restrictions contained in this Clause 13 shall cease to apply with respect to any information, confidential report or research that comes into the public domain otherwise that through an unauthorised disclosure by the Executive or a third party.  This clause is not intended to exclude or restrict the Executive’s right to make a protected disclosure under the Public Interest Disclosure Act 1998 (if applicable) if the Executive reasonably believes a harmful or illegal activity is being undertaken. In such a case, the Executive should refer to the Company’s Whistle Blowing Policy, which can be found in the Employee Handbook.

13.3	By signing this Agreement the Executive consents:
(a)

to the Company or any Group Company holding and processing any information about him which he may provide to the Company or any Group Company which they may acquire as a result of his employment providing such use is in accordance with applicable law;

(b)

to the Company or any Group Company holding and processing any “sensitive personal data” (as defined by applicable law) relating to him (including, for example, information relating to his health or racial or ethnic origin); and

(c)	to the transfer of all or any part of the information that the Company or any Group Company holds relating to him to other jurisdictions in accordance with applicable law.
14.	Non competition
14.1	For the purposes of this Clause the following expressions shall have the following meanings:
(a)	“Relevant Employee” means:

any senior employee or consultant to the Company or any Group Company with whom the Executive has been personally involved or any director, employee or consultant of the Company or any Group Company who at any time during the 12 months immediately prior to the Termination Date was employed by the Company or any Group Company in a senior managerial, senior sales or technical position or who was in a position from which he had access to confidential information of the Company or any Group Company to a material extent and with whom the Executive has had dealings;

(b)	“Relevant Customer” means a person, firm or company:

who at any time during the twelve months prior to the Termination Date was a customer of the Company or any Group Company (whether or not services were actually provided during such period) with whom the Executive had material contact or about whom he became aware or informed in the course of his employment or intermediary of such customer with whom the Executive had material contact or about whom he became aware or informed in the course of his employment or to whom at the Termination Date the Executive on behalf of the Company or any Group Company was actively and directly seeking to supply services in either case for the purpose of a Relevant Business;

(c)	“Relevant Business” means:
an insurance or reinsurance company or a syndicate or managing agency at Lloyd’s;
(d)	“Restricted Goods and/or Services” means:

any services with the provision of which the Executive was materially concerned on behalf of the Company and/or any Group Company during the period of twelve months immediately prior to the Termination Date; and

(e)	“Restricted Period” means:
the period of 12 months following the date of termination of this employment.
14.2

In order to safeguard the legitimate business interests of the Company and any Group Company and particularly the goodwill of the Company and any Group Company in connection with its clients, suppliers and employees the Executive hereby undertakes with the Company (for itself and as trustee for each Group Company) that, he will not directly or indirectly (without the prior consent in writing of the Company), during the Restricted Period:

(a)	entice or solicit or endeavour to entice or solicit away from the Company or any Group Company any Relevant Employee;
(b)	in competition with the Company or any Group Company supply or seek to supply Restricted Goods and/or Services to any Relevant Customer;
14.3

The Executive shall not (except with the prior written consent of the Company) at any time after the termination of his employment represent himself to be connected with or interested in the business of or employed by the Company or any

Group Company or use for any purpose the name or style of the Company or any Group Company or any name or style capable of confusion therewith or likely to cause an assumption of association with the Company or any Group Company.

14.4

The Executive acknowledges that the provisions of this clause 14 are fair and reasonable and necessary to protect the goodwill and interests of the Company and any Group Company and shall constitute separate and severable undertakings given for the benefit of each of the Company and each Group Company and may be enforced by the Company on behalf of any Group Company.  The Executive further acknowledges that damages may not be an adequate remedy in respect of a breach of clause 14.2 and accordingly that injunctive relief or other equitable remedies may be sought and obtained by the Company acting on its behalf and/or on behalf of any Group Companies.

14.5

If any of the restrictions or obligations contained in this clause 14 is found to be invalid as going beyond what is reasonable for the protection of the goodwill and interest of the Company and any Group Company this will not affect the validity or enforceability of any of the other restrictions or obligations.  Further if any of the restrictions shall be adjudged to be void or ineffective for whatever reason but would be judged valid and effective if part of the wording thereof was deleted they shall apply with such modifications as may be necessary to make them valid and effective.

14.6

The Executive agrees that the Company may enforce the covenants (or any of them) set out in clause 14.2 after it has exercised its right to place the Executive on garden leave, but time spent on garden leave will be deducted from the Restricted Period.  Provisions relating to garden leave are set out in clause 16.2 below.

14.7

The Executive agrees that in the event of him receiving from any person, company, business entity or other organisation an offer of employment or engagement either during the continuance of this Agreement or during the continuance in force of any of the restrictions set out in this clause 14, he will forthwith provide to such person, company, business entity or other organisation making the offer of employment or engagement a full and accurate copy of this Agreement signed by the parties hereto and will notify the Company of such offer of employment or engagement.

14.8

The Executive agrees that if he becomes aware of any employees that are considering leaving the Company, or if he is approached by another employee or other employees to discuss leaving the Company, that he will report these events to Human Resources forthwith.

15.	Termination and Suspension
15.1

Notwithstanding clause 3, the employment of the Executive may be terminated by the Company without notice or payment in lieu of notice if the Executive is guilty of gross misconduct or commits any serious or (having been given notice in writing) persistent breach of any of his obligations to the Company or any Group Company (whether under this Agreement or otherwise).  The following is a non-exhaustive list of circumstances in which the Company may terminate the Executive’s employment without notice or payment in lieu of notice:

(a)	the Executive refuses or neglects to comply with any reasonable lawful acts or directions given to him by the Company;
(b)

the Executive is guilty of dishonesty or is convicted of any criminal offence by a court of competent jurisdiction (other than a minor motoring offence for which a fine or other non-custodial penalty is imposed) whether in connection with his employment or not;

(c)

the Executive is unable to perform his duties hereunder through illness or other incapacity (including, but not limited to, where the Executive becomes of unsound mind or a patient for the purpose of any statute relating to mental health) for any continuous period of 6 months or an aggregate period exceeding 6 months in any period of twelve months;

(d)

the Executive fails or ceases to meet the requirements of any regulatory body whose consent is required to enable him to undertake all or any of his duties under this Agreement or is guilty of serious breach of the rules and regulations of such regulatory body or of any compliance manual of the Company or any Group Company;

(e)	the Executive is guilty of a serious breach of any rules issued by the Company or any Group Company from time to time regarding its electronic communications systems;
(f)	the Executive is adjudged bankrupt or enters into any composition or arrangement with or for the benefit of his creditors;
(g)	the Executive is adjudged liable for any violation under applicable law or regulation relating to insider dealing;
(h)

the Executive becomes prohibited by law or is disqualified or is liable to be disqualified from being an officer or director or becomes of unsound mind or a patient under any statute relating to mental health;

(i)	the Executive resigns as an officer of the Company or an officer or director of any Group Company other than at the request of the Company where the Executive is currently an officer or director;
(j)

the Executive is required to vacate his office as a director of the Company where the Executive is currently a director of the Company and/or any Group Company for whom he performs executive duties by virtue of any provision of the Articles of Association of the Company or any Group Company;

(k)	the Executive commits and serious or persistent breach of any of the terms, conditions or stipulations contained in this Agreement;
(l)

the Executive is guilty of any serious negligence or gross misconduct in connection with or affecting the business or affairs of the Company or any Group Company for which he is required to perform duties; or

(m)	the Executive is guilty of conduct which is likely to bring himself or the Company or any Group Company into disrepute.
15.2

The Company may suspend the Executive from his employment on full salary and benefits at any time for a reasonable period to investigate any matter in which the Executive is implicated or involved (whether directly or indirectly).  During this time the Company may exclude the Executive from all or any premises of the Company or any Group Company and require the Executive to refrain from any contact with directors, employees, consultants, partners, officers, customers, clients, agents or suppliers of the Company or any Group Company (except as necessary in connection with any such investigation) during any period in which the Company is carrying out their investigation.  During such suspension the Executive will continue to be bound by all of his obligations under this Agreement insofar as they are compatible with him being suspended, including his duties of good faith and fidelity.

15.3

The Company shall not be liable for breach of any of its obligations hereunder including, without limitation, its obligations as set out in Clauses 2 and 3 if the Executive is removed as an officer of the Company or an officer or director of any Group Company.

15.4

The termination of the Executive’s employment hereunder for whatsoever reason shall not affect those terms of this Agreement, which are expressed to have effect after such termination and shall be without prejudice to any accrued rights or remedies of the parties.

16.	Events on Termination
16.1

On the termination of the Executive’s employment, or at any other time in accordance with instructions given to him by the Company, the Executive will immediately return to the Company all equipment, correspondence, records, specifications, software, models, notes, reports, documents and other information and any copies thereof, including, without limitation, aural, visual or electronic form or on any magnetic or optical disk or memory and wherever located and any other property belonging to the Company or any Group Company (including but not limited to car keys, credit cards, keys and passes and any mobile phone, blackberry, home computer or lap-top which the Company or any Group Company has provided the Executive with for the performance of his duties under this Agreement) which are in the Executive’s possession or under his control.

16.2

After notice of termination has been given by either party or if the Executive seeks to resign without notice or by giving shorter notice than is required under Clause 3, provided that the Company continues to pay the Executive his basic salary, and to provide all contractual benefits until his employment terminates in accordance with the terms of this Agreement, the Company has absolute discretion for all or part of the notice period:

(a)	to exclude the Executive from such of the premises and IT and telecommunications systems of the Company and/or Group Company as the Company may direct;
(b)	to instruct him not to communicate with suppliers, customers, employees, agents or representatives of the Company or Group Company.
(c)	not to provide any work to or vest any powers in the Executive
(d)

(except during any periods taken as holiday in the usual way) to require the Executive to ensure that he can be contacted during each working day and comply with any written requests to contact a specified representative of the Company.

Any accrued but unused holiday entitlement shall be deemed to be taken during any period of garden leave.

17.	Resignation of offices

The Executive shall immediately upon the earlier of termination of his employment or notice of termination being served by either party in accordance with this Agreement give written notice resigning forthwith as an officer or director or trustee or from any other office he may hold from time to time with the Company and/or any Group Company or arising from his engagement by the Company and/or any Group Company without any further compensation.

18.	Grievance and disciplinary procedures
18.1

If the Executive wishes to seek redress of any grievance relating to his employment (other than one relating to a disciplinary decision) he shall do so in accordance with the Company’s Employee Handbook.

18.2	If the Executive wishes to seek redress of any grievance relating to a disciplinary decision he shall do so in accordance with the Company’s Employee Handbook.
18.3	The Company’s disciplinary and grievance procedures from time to time in force shall apply to the Executive but shall not form part of his contract of employment.
19.	Inventions and improvements
19.1

It shall be part of the normal duties of the Executive at all times to consider in what manner and by what new methods any devices, goods, products, services, processes, equipment or systems of the Company and each Group Company might be improved and/or extended and/or promoted and promptly to give to the Company full details of any invention, discovery, design, improvement or other matter or work whatsoever (the “Inventions”) which he may from time to time make or discover during his employment and to further the interests of the Company and/or any Group Company with regard thereto. The Executive hereby acknowledges and agrees that the sole ownership of the Inventions and all proprietary rights therein discovered or made by him (whether alone or jointly with others) at any time during his engagement hereunder shall (subject to any contrary provisions of applicable law and to any rights of a joint inventor thereof) belong free of charge and exclusively to the Company or as it may direct.

19.2

All records, documents, papers (including all copies and summaries thereof) and copyright protected works made or acquired by the Executive in the course of his employment and all worldwide copyright and design rights in all the Inventions, shall be and remain the property of the Company and/or any relevant Group Company.

19.3

For the avoidance of doubt the Executive irrevocably and unconditionally waives all rights granted by applicable law that vests in the Executive the authorship of any copyright works in respect of the Inventions by the Executive in the course of his employment with the Company or any Group Company including without limitation the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment.

19.4

The Executive hereby agrees (at any time during his employment or thereafter and at the Company’s expense) to do all such acts and things (including without limitation making application for letters patent) as the Company may reasonably request to vest effectually any Invention (whether owned by the Company or any Group Company in accordance with Clause 19.1 or owned by the Executive) and any protection as to ownership or use (in any part of the world) of the same in the Company or in any Group Company or as it may direct, jointly if necessary with any joint inventor thereof, and the Executive hereby irrevocably appoints the Company or any relevant Group Company for the purposes aforesaid to be his attorney in his name and on his behalf to execute and do any such documents acts and things aforesaid.

19.5	The Executive shall not knowingly do or omit to do anything which will or may have the result of imperilling any such protection aforesaid or any application thereof.
20.	General
20.1

No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by either party of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any other right, power or privilege.

20.2

The Executive hereby irrevocably and by way of security appoints the Company and each Group Company now or in the future existing to be his attorney and in his name and on his behalf and as his act and deed to sign, execute and do all acts, things and documents which he is obliged to execute and do under the provisions of this Agreement (and in particular, but without limitation, Clauses 17 and 19) and the Executive hereby agrees forthwith on the request of the Company to ratify and confirm all such acts, things and documents signed, executed or done in pursuance of this power.

20.3	There are no collective agreements, which affect the terms and conditions of the employment of the Executive hereunder.
20.4

The Executive is required, as a condition of his employment, to observe all Company policies and procedures as advised to him by the Company from time to time.  These policies and procedures are summarised in the Employee Handbook provided to the Executive at the commencement of his employment (the “Employee Handbook”), and set out in full on the Company’s Intranet, as amended from time to time.

20.5	This Agreement may only be modified by the written agreement of the parties.
20.6	The Executive cannot assign this Agreement to anyone else.

20.7

If either party agrees to waive their rights under a provision of this Agreement, that waiver will only be effective if it is in writing and it is signed by the relevant party. A party’s agreement to waive any breach of any term or condition of this Agreement will not be regarded as a waiver of any subsequent breach of the same term of condition or a different term or condition.

21.	Reconstruction or amalgamation

If this Agreement is terminated because of the liquidation of the Company for the purpose of amalgamation or reconstruction and the Executive is offered employment with such amalgamated or reconstructed company on terms no less favourable in all material respects than the terms of this Agreement the Executive shall have no claim against the Company in respect of such termination.

22.	Notices
22.1

Any notice or communication given or required under this Agreement may be served by personal delivery or by leaving the same at or by sending the same through the post addressed in the case of the Company to its registered office from time to time and in the case of the Executive to his aforesaid address or to the address provided from time to time by the Executive to the Company for the purposes of its employment records.

22.2

Any notice sent by post shall be deemed to have been served 48 hours after the time of posting by first class mail and service thereof shall be sufficiently proved by proving that the notice was duly despatched through the post in a pre‑paid envelope addressed as aforesaid.

23.	Extent and subsistence of Agreement

This Agreement supersedes all other agreements other than those expressly referred to in this Agreement between the Company or any Group Company and the Executive relating to the employment of the Executive (which shall be deemed to have been terminated by mutual consent). The Executive acknowledges and warrants to the Company that he is not entering into this Agreement in reliance upon any representation not expressly set out herein.

24.	Governing law and jurisdiction

This Agreement shall be governed by and construed in accordance with English law and the parties agree to submit to the exclusive jurisdiction of the English Courts as regards any claim, dispute or matter arising out of or relating to this Agreement.

IN WITNESS whereof a duly authorised representative of the Company has executed this Agreement and the Executive has executed this Agreement as his Deed on the date of this Agreement.

ARGO INTERNATIONAL	EXECUTIVE:
HOLDINGS, LTD.
By:
Jay S. Bullock	Jose Ribeiro